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                                                                     Exhibit 4.1


                            CERTIFICATE OF AMENDMENT
                           TO THE AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               EXCELON CORPORATION

       Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, the undersigned, eXcelon Corporation, a Delaware corporation (the "Corporation") adopts the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation:

  I.   The name of the Corporation is: eXcelon Corporation.

 II. Article Four of the Amended and Restated Certificate of Incorporation of eXcelon Corporation is hereby amended as follows:

       By inserting the following after the first paragraph of Article Four:

            Simultaneously with the effective date of this Certificate of Amendment (the "Effective Date") all issued and outstanding shares of Common Stock, par value $.001 per share ("Existing Common Stock") shall be and hereby are automatically combined and reclassified (the "Reverse Split"), such that each eight shares of Existing Common Stock shall be combined and reclassified (the "Reverse Split") as one share of issued and outstanding Common Stock, par value $.001 per share ("New Common Stock"). The Corporation shall not issue fractional shares on account of the Reverse Split. Any fractional share resulting from such change shall be rounded upward to the nearest whole share. Share interests due to rounding are given solely to save expense and inconvenience of issuing fractional shares and do not represent bargained for consideration.

            The Corporation shall, through its transfer agent, provide certificates representing New Common Stock to holders of Existing Common Stock in exchange for certificates representing Existing Common Stock. From and after the Effective Date, certificates representing shares of Existing Common Stock are hereby canceled and shall represent only the right of holders thereof to receive New Common Stock.

            From and after the Effective Date, the term "New Common Stock" as used in this Article Four shall mean Common Stock as provided in the Certificate of Incorporation.

III. The foregoing amendment was duly approved and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the Bylaws of the Corporation at a meeting of the Board of Directors of the Corporation on October 4, 2002 at which a quorum was present and acting throughout. The Board of Directors previously declared the advisability of the amendment and directed that the amendment be submitted to the stockholders of the Corporation for approval.

 IV. At a special meeting of the stockholders of the Corporation held on October 4, 2002, a majority of the shares of outstanding Common Stock entitled to vote thereon was voted in favor of the amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

  V. This amendment shall be effective on the date this Certificate of Amendment is filed and accepted by the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of eXcelon this Seventh day of October, 2002.

                                       eXcelon Corporation

                                       /s/ CLIFFORD B. THOMPSON
                                       ---------------------------------------

                                       By:    Clifford B. Thomson
                                       Title: Vice President and General Counsel


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